UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 10, 2016

Date of Report (Date of earliest event reported)

Planet Fitness, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37534	38-3942097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Fox Run Road

Newington, NH 03801

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (603) 750-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2016, Planet Intermediate, LLC, a Delaware limited liability company (“Planet Intermediate”) and Planet Fitness Holdings, LLC, a New Hampshire limited liability company (“Planet Fitness Holdings” and, together with Planet Intermediate, the “Credit Parties”), each a wholly-owned subsidiary of Planet Fitness, Inc., a Delaware corporation (the “Corporation,”), amended (such amendment, dated as of the date hereof, by and among Planet Intermediate, Planet Fitness Holdings, JPMorgan Chase Bank, N.A., as “Administrative Agent”, and the lenders party thereto, the “Second Amendment”) the credit agreement governing the Credit Parties’ senior secured credit facility dated as of March 31, 2014 (as amended on March 31, 2015 by that certain First Amendment to Credit Agreement, by and among Planet Intermediate, Planet Fitness Holdings, the Administrative Agent and the lenders party thereto, the “Existing Credit Agreement”) by and among Planet Intermediate, Planet Fitness Holdings, as borrower, the Administrative Agent and the lenders party thereto from time to time. The Existing Credit Agreement, as further amended by the Second Amendment, is referred to herein as the “Credit Agreement”. The Second Amendment (i) reduces the interest rate margins in respect of the term loans, (ii) increases the aggregate principal amount of the term loans by $230.0 million to $718.45 million (the “2016 Term Facility”) and (iii) increases the aggregate revolving commitments by $35.0 million to $75.0 million (the “2016 Revolving Credit Facility” and, together with the 2016 Term Facility, the “Credit Facilities”).

Proceeds from the Credit Facilities will be used to finance a special cash dividend to holders of the Corporation’s Class A common stock and other equivalent payments (including payments to unit holders of Pla-Fit Holdings, LLC), as well as for general corporate purposes.

Pursuant to the Second Amendment, the interest rate margins for the term loans under the Credit Agreement were reduced from 2.75% to 2.50% for term loans borrowed at a customary base rate and from 3.75% to 3.50% for LIBOR rate term loans, subject to an interest rate floor of 0.75% for LIBOR rate term loans and 1.00% for all other LIBOR rate revolver borrowings.

A copy of the Second Amendment, including the Credit Agreement, is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein.  The foregoing summary description of the Credit Agreement and the transactions contemplated thereby are not intended to be complete, and are qualified in their entirety by the complete text of the Second Amendment and the Credit Agreement, as applicable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events.

On November 10, 2016, the Board of Directors of the Corporation declared a special cash dividend of $2.78 per share payable on December 5, 2016 to its Class A common stock holders of record as of 5:00 p.m. Eastern time on November 22, 2016. The dividend, which together with other equivalent payments (including payments of $2.78 per unit to unit-holders of Pla-Fit Holdings, LLC other than the Corporation), represents an aggregate payment of approximately $275 million, will be funded through existing cash and proceeds from the Credit Facilities.

A portion of the special dividend that is equal to the Corporation’s current and accumulated earnings and profits through fiscal year end December 31, 2016 will be taxable to our Class A shareholders as a qualified dividend for U.S. federal income tax purposes. The Corporation expects approximately 90 to 95% of the special dividend will be in excess of the current and accumulated earnings and profits. The excess amount will be treated as a nondividend distribution to Class A shareholders for U.S. federal income tax purposes, which will reduce the tax basis of a shareholder’s Class A common shares. If the nondividend distribution exceeds the shareholder’s basis in its Class A common stock, the remainder of the nondividend distribution in excess of the shareholder’s basis will be treated as a capital gain.

The Corporation intends to provide a preliminary estimate of its accumulated earnings and profits through fiscal year end December 31, 2016 in the Investor Relations section of its website (www.planetfitness.com). Since the earnings and profits amount will not be finalized until the Corporation completes its corporate income tax returns for the December 31, 2016, fiscal year, the Corporation expects to provide final information as soon as it is available, but no later than September 15, 2017.

The Corporation encourages stockholders to consult with their own tax advisors to determine the basis in their shares of Class A common stock and the tax consequences of the nondividend distribution, including any state, local or foreign tax considerations.

 The full text of the press release is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1

Second Amendment to Credit Agreement, dated November 10, 2016, by and among Planet Intermediate, LLC, Planet Fitness Holdings, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

99.1	Press Release dated November 10, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET FITNESS, INC.

By:	/s/ Dorvin Lively
Name: Title:	Dorvin Lively Chief Financial Officer

Dated: November 10, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amendment to Credit Agreement, dated November 10, 2016, by and among Planet Intermediate, LLC, Planet Fitness Holdings, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

99.1	Press Release dated November 10, 2016